Exhibit 10.24

AGREEMENT

This Agreement (this “Agreement”) is entered into as of August 6, 2010 between Sara Lee Corporation, a Maryland corporation (the “Corporation”), and Brenda C. Barnes (the “Executive”).

WHEREAS, the Executive has been on a leave of absence as the Corporation’s Chairman and Chief Executive Officer since May 14, 2010;

WHEREAS, it has now been determined that Ms. Barnes will not be returning to such positions and will terminate as an employee of the Corporation, and also will resign as a director, effective as of August 9, 2010; and

WHEREAS, the Corporation and the Executive desire to set forth their mutual agreement with respect to the matters addressed herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows:

1. Resignation; Termination of Employment. The Executive’s employment with the Corporation will terminate on August 9, 2010 (the “Termination Date”). The Executive hereby resigns as a director of the Corporation, also effective on the Termination Date.

2. Continuation of Base Salary. Notwithstanding the termination of her employment, during the 15 week-period commencing on the Termination Date (the “Pay Continuation Period”), the Corporation agrees to pay the Executive 15 weeks of her base salary, based on her current annual base salary of $1,150,000, payable in accordance with the Corporation’s normal payroll practices (collectively, the “Salary Continuation Payments”). Salary Continuation Payments are not eligible to be deferred under any of the Corporation’s deferred compensation plans. For the avoidance of doubt, (i) any earned but unused vacation time accrued by the Executive will be forfeited as of the Termination Date, pursuant to the Corporation’s Short Term Disability plan, and not paid out, and (ii) the automobile allowance paid to the Executive in accordance with the Corporation’s Executive Car Program will cease as of the Termination Date.

3. Annual Bonus. The Corporation acknowledges and agrees that Executive is eligible for her fiscal year 2010 annual incentive bonus, reflecting the Executive’s service for the entire fiscal year 2010, as determined by the Compensation and Employee Benefits Committee and/or the full Board at its meeting in August 2010. The bonus payment shall be paid to the Executive on the same date on which active participants under the plan are paid bonuses. The Executive shall not participate in any annual bonus plan of the Corporation for any fiscal year ending after fiscal year 2010.

4. Determination for Purposes of Equity Awards. The Executive holds certain restricted stock unit awards, performance stock unit awards and stock option awards (collectively, the “Outstanding Equity Awards”) granted under the Corporation’s 1998 and/or 2002 Long-Term Incentive Stock Plan. For purposes of the Outstanding Equity Awards only, the Corporation’s Board of Directors has determined that the Executive’s termination of employment was because of her “permanent and total disability,” within the meaning of the Equity Awards. No determination has yet been made regarding the Executive’s eligibility for benefits under the Corporation’s Key Executive Long Term Disability Plan, and the Corporation acknowledges that the Executive’s termination of employment does not preclude her from applying for, or impact her eligibility for, long-term disability benefits under that Plan.

5. Continuation of Access to Medical Plan. The Executive may elect to continue benefits for herself and her covered dependents (as of the Termination Date) under the Sara Lee Corporation Employee Health Benefit Plan (the “Plan”) for a period of eighteen (18) months (or such additional period for which the Executive qualifies) under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s own expense and at the full, unsubsidized COBRA rate. If and when the Executive exhausts her rights to COBRA coverage under the Plan, the Corporation shall provide the Executive and her covered dependents with continued access to medical benefits (including prescription drug benefits) only under the Plan, the cost of which shall be paid by the Executive at the full, unsubsidized COBRA rate, until the Executive attains age 65 (or becomes eligible for Medicare, if later); provided however, that access to the Plan will end upon the Executive’s failure to pay the required premium amount by the due date (including any grace period) or the Executive becoming covered under another employer’s medical plan. Once coverage ends, the Executive shall not be permitted to re-elect coverage at a later date. In the event of any changes to, or modifications of, the Plan after the Termination Date, including changes that may reduce or terminate benefits, the Executive shall be subject to such changes or modifications on the same terms and conditions as other participants in the Plan. In no event shall the Executive be eligible for retiree medical benefits under the terms of the Plan once the coverage under this Section 5 expires.

6. Acknowledgement Regarding Severance. Executive acknowledges that she is not entitled to severance payments or other severance benefits from the Corporation on account of her termination of employment, whether under the Corporation’s Severance Plans for Corporate Officers or any other plan, contract or arrangement.

7. Financial Counseling. The Executive shall continue participation in the Senior Executive Financial Counseling Program for the remainder of calendar year 2010, on the same terms as immediately prior to the Termination Date. Notwithstanding the foregoing, to the extent that this financial planning assistance is subject to Section 409A (i.e., because it is provided more than 2- 1/2 months after the end of the Corporation’s or the Executive’s taxable year containing the Termination Date and it exceeds the amount specified in Section 402(g) of the Code), then (i) such reimbursements shall be payable by the Corporation on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; (ii) the expenses paid by the Corporation during any taxable year of the Executive will not affect the expenses paid by the Corporation in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

8. Federal and State Withholding. The Corporation will withhold from all payments due to the Executive (or the Executive’s estate or beneficiaries) hereunder all applicable withholding taxes and other customary payroll deductions authorized by the Executive.

9. Release by the Executive. (a) The Executive, on her own behalf and on behalf of her heirs and estate and anyone claiming through her, hereby unconditionally and irrevocably waives, releases, and discharges the Corporation and any of its subsidiaries and affiliates, together with the current and former officers, directors, employees, agents, and attorneys of each of them (collectively referred to herein as the “Releasees”), with respect to any and all claims, demands, or causes of action, whether known or unknown, that the Executive has, ever has had, or may ever have based on any act or omission by any of the Releasees from the beginning of time to the time the Executive executes this Agreement arising under any federal, state, or local law, statute, regulation, or ordinance, or the common law, including, but not limited to, the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Equal Pay Act, the False Claims Act, OSHA, Sarbanes-Oxley, the Patriot Act, the Illinois Human Rights Act, and the Cook County Human Rights Ordinance. Nothing herein shall release the Corporation from any of its obligations with respect to any right the Executive may have to indemnification pursuant to the charter or Bylaws of the Corporation or pursuant to any applicable Directors & Officers insurance policy.

(b) The Executive acknowledges and agrees that:

(i) She has read this Agreement and understands its terms and conditions;

(ii) This Agreement provides her with things of value to which she is not otherwise already entitled;

(iii) She has been advised by the Corporation in writing to consult with an attorney of her choice prior to executing this Agreement and she has been represented by her personal legal counsel in the negotiation of this Agreement;

(iv) She has been advised by the Corporation in writing that she may take up to twenty-one (21) days from the day she receives this Agreement to consider it and to decide whether or not to accept it by executing it and returning the executed Agreement to the Corporation;

(v) She has been advised by the Corporation in writing that, during the seven-day period following her execution and return of the signed Agreement, she may revoke her acceptance of the Agreement by notifying the Corporation of her revocation decision in writing, in which case this Agreement shall be null and void in its entirety. This Agreement shall not become effective or enforceable until this seven-day revocation period has expired.

10. Confidentiality. The Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Corporation and its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Corporation or one of its affiliates owes an obligation not to disclose such information, which the Executive acquired during the term of her employment by the Corporation, including but not limited to records kept in the ordinary course of business, except (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Corporation or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order her to divulge, disclose or make accessible such information, or (ii) as to such confidential information that becomes generally known to the public or trade without violation of this Paragraph 10.

11. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by, and binding upon, the Corporation and its respective successors and assigns, and by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Section 409A. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code, as amended.

13. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

If to the Corporation, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

Attn: General Counsel

If to the Executive, to:

Brenda C. Barnes at her current address on file with the Corporation

14. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and, except to the extent expressly stated herein, supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter.

16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Corporation to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Corporation may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer of the Corporation and the Executive has executed this Agreement as of the day and year first above written.

SARA LEE CORPORATION

By:	/s/ Stephen J. Cerrone
Executive Vice President, Human Resources

EXECUTIVE

/s/ Brenda C. Barnes

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